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                                                                     EXHIBIT 5.1
                                 June 20, 1997

Proffitt's, Inc.
3455 Highway 80 West
Jackson, Mississippi 39209

     Re:  Proffitt's, Inc. -- Registration Statement on Form S-1 with respect to
        $125,000,000 8 1/8% Series B Notes due 2004

Gentlemen:

     We have acted as counsel to Proffitt's, Inc., a Tennessee corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $125,000,000 aggregate principal amount of 8 1/8% Series B Notes due 2004 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-1 (the "Registration Statement"). The Exchange Notes will be issued pursuant to the terms of the Indenture, dated May 21, 1997, between the Company, the Subsidiary Guarantors named therein, and The First National Bank of Chicago, as trustee (the "Indenture"), in exchange for the identical principal amount of any and all of the Company's outstanding 8 1/8% Series A Notes due 2004 (the "Series A Notes"). In connection with the foregoing, we have examined the Company's Articles of Incorporation and Bylaws, the Registration Statement, and the corporate proceedings taken by the Company to authorize the offering, sale, exchange and issuance of the Series A Notes and the Exchange Notes. We have also examined the Indenture (including the form of the Exchange Notes) and the executed and authenticated Notes (as such term is defined in the Indenture) containing the executed Guarantees of each Subsidiary Guarantor (such Indenture and Notes referred to collectively herein as the "Operative Documents"). We also have examined and relied upon such other records, documents and other instruments in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth, including certificates of public officials and opinions of local counsel.

     In making the examinations described above and in rendering the opinions expressed below, we have assumed (a) the genuineness of all signatures, (b) the capacity of natural persons, (c) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and (d) the due authorization, execution and delivery of the Operative Documents by all parties thereto (other than the Company).

     Based upon the foregoing, and subject to all of the qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes have been duly authorized and, when issued and exchanged for the Series A Notes in accordance with the terms of the Exchange Offer described in the Prospectus included in the Registration Statement, will be legally issued, fully paid, non-assessable and binding obligations of the Company. The Guarantees have been duly authorized by each Subsidiary Guarantor and are legally issued and binding obligations of each Subsidiary Guarantor.

     The opinions expressed above are subject to (a) applicable bankruptcy, receivership, conservatorship, fraudulent conveyance, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors' rights and remedies generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (c) certain other limitations that exist relating to the rights of set-off, indemnity and contribution and by virtue of public policy.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          ALSTON & BIRD

                                          By:  /s/ RALPH F. MACDONALD, III
                                            ------------------------------------
                                            A Partner